Exhibit 99.2

PrimaryAds Inc.

Balance Sheets (Unaudited)

March 31, 2005 and 2004

	2005	2004
Assets
Current Assets
Cash	$1,288,491	$130,937
Accounts Receivable	865,084	279,321
Total Current Assets	2,153,575	410,258

Computers(Net of Accumulated Depreciation)	1,256	2,261

Domain Name(Net of Accumulated Amortization)	21,397	34,397

Total Assets	$2,176,228	$446,916

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts Payable	$1,053,260	$250,661
License fees payable	—	7,494
State corporate taxes payable	37,410	—
Deferred Revenue	17,579	—
Due to stockholder	—	50,000
Total Current Liabilities	1,108,249	308,155

Stockholders’ Equity
Common Stock – No par value; authorized – 100 shares in 2005 and 2004; issued and outstanding – 100 shares in 2005 and 2004	10,000	10,000
Additional Paid-In-Capital	3,679	3,679
Retained Earnings	1,054,300	125,082
Total Stockholders’ Equity	1,067,979	138,761

Total Liabilities and Stockholders’ Equity	$2,176,228	$446,916

See Accompanying Notes to Financial Statements.

PrimaryAds Inc.

Statements of Income and Retained Earnings(Unaudited)

Three Months Ended March 31, 2005 and 2004

	2005	2004
Revenue	$5,312,820	$508,354

Cost of Sales	4,176,718	329,893

Gross Profit	1,136,102	178,461

Operating Expenses
Payroll and payroll taxes	88,437	15,477
Licenses	52,995	10,836
Professional Fees	31,378	—
Advertising	12,235	3,511
Amortization	3,250	3,250
Office Expense	9,304	3,942
Outside Services	854	4,682
Insurance	3,340	1,410
Depreciation	251	251
Total Operating Expenses	202,044	43,359

Income from Operations	934,058	135,102

Income Tax Expense	12,423	—

Net Income	921,635	135,102

Retained Earnings(Accumulated Deficit), Beginning of Year	132,665	(10,020)

Less: Distributions	—	—

Retained Earnings, End of Year	$1,054,300	$125,082

See Accompanying Notes to Financial Statements.

PrimaryAds Inc.

Statement of Cash Flows (Unaudited)

Three Months Ended March 31, 2005 and 2004

	2005	2004

Cash Flows from Operating Activities
Net Income	$921,635	$135,102
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and Amortization	3,501	3,501
Noncash compensation for equity	—	3,679
Changes in operating assets and liabilities
Accounts Receivable	333,113	(262,510)
Accounts Payable	(10,184)	236,410
License fees payable	(14,459)	7,494
Deferred Revenue	17,579	—
State corporate taxes payable	12,423	(500)

Total Adjustments	341,973	(11,926)

Net Cash Provided by Operating Activities	1,263,608	123,176

Net Increase in Cash	1,263,608	123,176

Cash, Beginning of Period	24,883	7,761

Cash, End of Period	$1,288,491	$130,937

Noncash Investing and Financing Activities Stockholder loan converted to common stock	$—	$9,000

See Accompanying Notes to Financial Statements.

PrimaryAds Inc.

Notes to Financial Statements

March 31, 2005 and 2004

Note A – Summary of Significant Accounting Policies

In the opinion of management, all adjustments necessary to present fairly the financial position, results of operations and cash flows for such periods have been made, and the interim policies followed are in conformity with generally accepted accounting principles and are consistent with those applied for annual periods.  Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted as permitted by the Securities and Exchange Commission.

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company currently does not have any significant estimates in its financial statements.

Note B – Subsequent Events

On April 22, 2005, the Company was acquired by CGI Holding Corporation for an initial purchase price of $9.95 million.  The shareholders and employees of the Company also received options to purchase an additional 146,000 shares of common stock. The exercise price with respect to 86,000 warrants is $3.57 per share, the closing price of CGI Holding Corporation’s common stock on the trading day immediately prior to the closing of the acquisition. The exercise prices for the remaining 60,000 warrants are based on the closing prices of CGI Holding Corporation’s common stock on the day that is one year prior to the day the warrants vest. The shareholders of the Company may also receive an additional payment of up to $16,000,000 based on the pre-tax earnings of the Company for the first twelve full calendar quarters following the closing. The first $10,000,000 of the earnout payment, to the extent earned, will be paid in shares of CGI Holding Corporation’s common stock. The remainder of the earnout payment, to the extent earned, will be paid 50% in cash and 50% in shares of common stock.